NEWS RELEASE

FOR IMMEDIATE RELEASE

April 8, 2008

Uniondale, New York

GOLDEN PATRIOT CORP RECEIVES FAVORABLE URANIUM SURVEY

Uniondale, N.Y.- Golden Patriot Corp (OTCBB:GPTC), announces the conclusions from the recently completed Radon Survey conducted by GeoXplor Corp headed by John Rud, Geologist M.Sc. on the Lucky Boy Uranium Project in Gila County, Arizona.

1) The completed Radon Survey over the central region of the Lucky Boy mineral claim block defines a 500ft x 500ft area of high anomalous radon gas occurrences. Data complied over the past several years has indicated a direct correlation between radon gas and uranium mineralization. The pattern on the radon anomaly is consistent with the prior sampling completed in the open pit and undergrounds mine workings.

2) The anomalous area delineated by the radon survey north and east of the Lucky Boy mine workings have the potential to contain approximately 500,000 tons of mineralized material with a grade of 0.12% U3O8 (based on historical production data)

3) The most favorable host rock, gray unit of the upper member of the Dripping Spring Quartzite, crops out in the open pit area of the old mine workings. The average grade of the uranium ore loaded on the leach pad exceeds 0.10% U3O8. (2 pounds per ton)

Mr. Rudman, GPTC’s CEO stated, “This Radon Survey performed by such a prestigious geologist as John Rud M.Sc. gives GPTC a sense of urgency to apply for new drill permits and a new plan of operations to prove up the tonnage that is stated in the GeoXplor Corp report.  With Uranium trading around $73/pound, these tonnage figures estimated by John Rud M.Sc. can be a potential windfall for Golden Patriot, Corp”.

Golden Patriot is a junior exploration company that has active interests in both uranium and gold prospects. To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman
Tel: 516-343-6990
www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. Filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.